Exhibit 99.1

NTS Realty Holdings Limited Partnership Announces Second Quarter Distribution
and the Results of its 2005 Annual Meeting of Limited Partners

Louisville, KY (June 14, 2005) (AMEX: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the board of directors of its managing general partner, NTS Realty Capital, Inc., approved another quarterly distribution of $0.10 per unit on the Company’s limited partnership units. The distribution will be paid on July 15, 2005, to limited partners of record at the close of business on June 30, 2005. A spokesperson for the Company indicated that, “For tax purposes, the amount of the Company’s annual distribution may not exceed the Company’s net cash flow from operations. Thus, the Company may make conservative quarterly distributions during the first three quarters of 2005 to ensure continued compliance with these tax law requirements.” The spokesperson also indicated that, “the amount of any future distributions will be subject to the performance of the Company’s properties, its potential acquisitions, the need for cash reserves and other factors. In addition, the actual amount and timing of all future distributions must be approved by the managing general partner’s board of directors.”

The Company also announced the results of its 2005 Annual Meeting of Limited Partners, which was held today in Louisville, Kentucky. A spokesperson for the Company indicated that “Mark Anderson, John Daly, John Lenihan, J.D. Nichols and Brian Lavin were elected as the directors of the Company’s managing general partner. In addition, the Company’s limited partners ratified Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2005.”

About NTS Realty Holdings Limited Partnership

The Company owns thirty-two properties, comprised of nine multifamily properties with 1,350 units, nineteen office buildings and business centers, three retail properties and one ground lease. The properties are located in and around Louisville and Lexington, Kentucky, Orlando and Fort Lauderdale, Florida, Indianapolis, Indiana and Atlanta, Georgia. The Company’s limited partnership units are listed on the American Stock Exchange under the trading symbol “NLP.”

Safe Harbor Under the Private Securities Litigation Reform Act of 1995

This press release contains forward looking statements that can be identified by the use of words like “expect,” “may,” “could,” “intend,” “project,” “estimate,” or “anticipate.” These forward looking

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statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company’s beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company’s control. Important factors that would cause actual results to differ materially from expectations are disclosed under “Risk Factors” and elsewhere in the Company’s registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company’s actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.

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